Exhibit 10.18
On July 6, 2005, Wright Express Corporation (the “Company”) purchased put option contracts and sold call option contracts, designed to be a costless collar, on the price of gasoline and diesel fuel with J. Aron & Company (collectively, the “Contracts”). The Contracts have an aggregate notional amount of approximately 24 million gallons of gasoline and diesel fuel and will expire on a monthly basis during the first three quarters of 2007. The settlement of the Contracts is based upon the U.S. Department of Energy’s weekly retail on-highway national US average diesel price and the New York Mercantile Exchange nearby unleaded gasoline contracts for the month. The Contracts lock in a weighted average floor price of approximately $2.29 per gallon and a weighted average ceiling price of approximately $2.36 per gallon.
Following is the form of confirmation evidencing the purchase and sale by the Company of put and call option contracts from and to J. Aron & Company, respectively, on the price of Nymex Unleaded Regular Gasoline. The form of confirmation for the diesel collar is filed as Exhibit 10.19 to this Form 10-Q.

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To: WRIGHT EXPRESS CORPORATION
Attention:
CC: SALES DEPARTMENT
Attention:
From: J. Aron & Company
We are pleased to confirm the following Transaction with you .
Contract Reference
Number:
Trade Date:

Option Style:	Asian

Settlement:	Cash Settled in USD

Exercise:	Automatic

Effective Date:

Termination Date:

Determination Period(s):	___Monthly Period(s) commencing with the Effective Date and
ending on the Termination Date

Expiration Date(s):	As displayed below.

Payment Date(s):	5 New York Business Day(s) after each Determination Period via wire transfer of Federal Funds
PART A:

Option Buyer:	WRIGHT EXPRESS CORPORATION
Option Seller:	J. Aron & Company
Commodity:	Nymex Unleaded Regular Gasoline
Premium:	USD 0.00 per U.S. Gallon
Total Quantity:

Effective	Termination	Quantity	Strike	Expiration	Option
Date	Date	(U.S.		Date	Type
Gallon(s))

Floating Price:	For each Determination Period, the average of the closing settlement prices on the New York Mercantile Exchange for the nearby Unleaded gasoline contract (referenced below)
Payment Calculation (Put):
If for a Determination Period the Strike Price exceeds the Floating Price, the Seller shall pay the Buyer an amount equal to the product of:
I) The difference between the Strike Price and the Floating Price,
and
II) The Quantity for a Determination Period.
If the Strike Price is equal to or less than the Floating Price, no payment shall be made.

PART B:

Option Buyer:	J. Aron & Company
Option Seller:	WRIGHT EXPRESS CORPORATION
Commodity:	Nymex Unleaded Regular Gasoline
Premium:	USD 0.00 per U.S. Gallon
Total Quantity:	U.S. Gallon(s)

Effective	Termination	Quantity	Strike	Expiration	Option
Date	Date	(U.S.		Date	Type
Gallon(s))

Floating Price:	For each Determination Period, the average of the closing settlement prices on the New York Mercantile Exchange for the nearby Unleaded gasoline contract (referenced below)
Payment Calculation (Call):
If for a Determination Period the Floating Price exceeds the Strike Price, the Seller shall pay the Buyer an amount equal to the product of:

I) The difference between the Floating Price and the Strike Price,
and
II) The Quantity for a Determination Period.
If the Floating Price is equal to or less than the Strike Price, no payment shall be made.
Credit:
If, as of any business day, J. Aron & Company’s net mark-to-market position with respect to this Transaction and any other Transactions entered into with Counterparty, as determined by J. Aron & Company in a commercially reasonable manner (such amount being referred to as J. Aron & Company’s “Net Exposure”) exceeds USD                      (the excess of J. Aron & Company’s Net Exposure over USD                      being referred to hereinafter as the “Excess Amount”), then Counterparty shall provide Margin (defined below) to J. Aron & Company in an amount equal to or greater than the Excess Amount. If, as of any business day, the amount of Margin then held by J. Aron & Company is less than the Excess Amount, Counterparty shall provide J. Aron & Company with Margin in an amount that, when added to the Margin then held by J. Aron & Company, is equal to or exceeds the Excess Amount. If, as of any business day, the aggregate amount of Margin held by J. Aron & Company exceeds the Excess Amount by an amount equal to or greater than USD0, J. Aron & Company shall, at the request of Counterparty, return Margin to Counterparty in an amount such that, after giving effect to any such return J. Aron & Company holds Margin in an amount at least equal to the Excess Amount, provided that if such Net Exposure is less than USD                     , J. Aron & Company shall return all Margin then held to Counterparty should Counterparty request such return. Margin shall be provided or returned by the close of business on the day of the receiving party’s request if such request is made by 12:00 noon New York time on a New York business day; otherwise Margin shall be provided or returned on the next New York business day. All deposits of Margin shall be rounded up to the nearest integral multiple of USD500,000.00 and all returns of Margin shall be rounded down to the nearest integral multiple of USD500,000.00.
Margin shall mean (i) cash, (ii) a Letter of Credit from a bank acceptable to J. Aron & Company and in a form acceptable to J. Aron & Company. Margin shall include any payments or other distributions received with respect to the form of collateral deposited. For purposes of determining the amount of Margin being held at any time, the amount of non-cash Margin shall equal its then current fair market value as determined by J. Aron & Company in a commercially reasonable manner; provided, however, that the value of a Letter of Credit for the purpose of this Margin provision shall be equal to its face value at the time of valuation unless it expires within twenty (20) days of the day of valuation, in which case, if the expiration date is not on or later than twelve (12) business days following the last payment date of any outstanding Transaction, its value shall be zero (for purposes of this Margin provision) and J. Aron & Company shall be entitled to draw down the Letter of Credit up to its full face amount unless adequate substitute Margin has previously been provided. Counterparty hereby grants to J. Aron & Company a first priority security interest in any and all Margin held by J. Aron & Company from time to time. J. Aron & Company shall have the free and unrestricted right to use and dispose of any and all Margin provided to it hereunder and may apply Margin on deposit with it to satisfy the obligations of Counterparty as part of a liquidation hereunder or otherwise.
Calculation Agent: J. Aron & Company
Fallback Pricing:
If a reference price or a floating price is not published or otherwise available as specified herein, or is published in error, the Calculation Agent shall determine each relevant rate and amount (or method for determining the same), and the day as of which a rate is determined or an amount calculated in good faith and in a commercially reasonable manner.
Non-Performance:
In the event either party (the ''non-performing party’’) shall (i) default in the payment or performance of any obligations to the other party under this transaction or any other transaction between the parties, (ii) file a petition or otherwise commence or authorize the commencement of a proceeding under any bankruptcy or similar law for the protection of creditors or have any such petition filed or proceeding commenced against it or its assets, (iii) otherwise become bankrupt or insolvent, however evidenced, or (iv) be unable to pay its debts as they fall due, : provided, however, that in the case of an event described in clauses ii, iii and iv above, all transactions then outstanding between the parties shall be automatically liquidated and terminated if the relevant proceeding, bankruptcy or insolvency giving rise to the event is governed by a system of law which does not contain express provisions enabling close-out in the manner described below to take place after the occurrence of the relevant event in the absence of automatic liquidation. A settlement amount (as defined below) shall be calculated in a commercially reasonable manner for each such liquidated and terminated transaction and be payable by one party to the other. Settlement amount shall mean, with respect to a transaction and the performing party, the losses and costs (or gain) expressed in u.s. dollars, which such party incurs as a result of the liquidation, including losses and costs (or gains) based upon the then current replacement value of such transaction together with, at the performing party’s election but without duplication or limitation, all losses and costs which such party incurs as a result of maintaining, terminating, obtaining or re-establishing any hedge or related trading positions. The settlement amount shall be due to or from the performing party as appropriate. The performing party shall determine the settlement amount of each transaction as of the date on which such termination occurs by reference to such futures, forward, swap and options markets as it shall select in its reasonable judgment. In calculating a settlement amount, the performing party shall discount to present value (in any commercially reasonable manner based on London interbank rates for the applicable period and currency) any amount which would be due at a later date and shall add interest (at a rate determined in the same manner) to any amount due prior to the date of the calculation.
The performing party shall set off (i) all such settlement amounts that are due to the nonperforming party, plus any performance security (including margin) then held by the performing party, plus any or all other amounts due to the non-performing party hereunder, against (ii) all such settlement amounts that are due to the performing party, plus any performance security (including margin) then held by the non-performing party, plus any or all other amounts due to the performing party hereunder, so that all such amounts shall be netted to a single liquidated amount payable by one party to the other. The party with the payment obligation shall pay such amount to the other party within one business day of the liquidation. The performing party’s rights under this section shall be in addition to, and not in limitation or exclusion of, any other rights which the performing party may have (whether by agreement, operation of law or otherwise). The non-performing party shall indemnify and hold the performing party harmless from all costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder. If a default occurs, the performing party may, without limitation on its rights under this section, set off amounts which the non- performing party owes to it against any amounts which it owes to the non-performing party (whether hereunder, under a transaction or otherwise and whether or not then due).
Payment Netting:
If the premium and/or payment dates for this and any other swap or option (each, a “Transaction”) entered into between the parties shall fall on the same day and in the same currency, payments shall be made on a net basis so that the party obligated to pay the larger aggregate amount shall pay the other party an amount equal to the excess of the larger aggregate amount over the smaller aggregate amount.
Law and Jurisdiction:
This transaction shall be governed by and construed in accordance with the laws of the state of New York, without reference to conflicts of laws rules. The parties hereby submit to the exclusive jurisdiction of the state and federal courts located in New York City without recourse to arbitration.
ISDA Master Agreement:
Upon execution of an ISDA Master Agreement, this confirmation shall constitute a supplement to, form a part of and be subject to the ISDA Master Agreement, this confirmation together with any other confirmations entered into by the parties and together with the ISDA Master Agreement, if and when executed, shall constitute a single agreement between the parties. The definitions and provisions contained in the 2000 ISDA Definitions and the 1993 ISDA Commodity Derivatives Definitions (as supplemented by the 2000 Supplement) collectively (the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will prevail. In the event of any inconsistency between the 2000 ISDA Definitions and the 1993 ISDA Commodity Derivatives Definitions (as supplemented by the 2000 Supplement), the 1993 ISDA Commodity Derivative Definitions (as supplemented by the 2000 Supplement) will prevail.
For the sake of good order, please note that the terms of this transaction shall be agreed solely between the parties and that any brokers confirmation telex referencing the details of this transaction is for informational purposes only.

Please confirm that the foregoing correctly sets forth the terms of our agreement with respect to this transaction (Contract Reference Number:    ) by signing this confirmation in the space provided below and immediately returning a copy of the executed confirmation via facsimile to the attention of Commodity Operations at:
New York: 1-212-493-9846 (J. Aron & Company)
London: 44-207-774-2135 (Goldman Sachs International)
Singapore: 65-6889-3515 (J. Aron & Company (Singapore) Pte.)
Regards,
J. Aron & Company
Signed on behalf of J. Aron & Company
By: /s/ Kathy Benini
Kathy Benini
Vice President
J. Aron & Company
Signed on behalf of WRIGHT EXPRESS CORPORATION
By: /s/ Greg Strzegowski
Name: Greg Strzegowski
Title: VP and Controller
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